Exhibit 10.1

NOTE SECURED BY A DEED OF TRUST

Loan Number: ALT002	Date: 7/25/2012	Lafayette, California

204 Edison Way, Reno, NV APN: 012-319-13

Property Address

1.     BORROWER’S PROMISE TO PAY

In return for a loan that I have received, I promise to pay U.S. $1,000,000.00 (this amount will be called “principal”), plus interest, to the order of Suncrest Homes 30, LLC, a California limited liability company, as to 350,000/1,000,000 undivided interest, whose address is 300 H Street, Suite D, Antioch, CA 94509, Pacific BVL Corp., a California corporation, as to an undivided 300,000/1,000,000 interest, whose address is 1576 16th Avenue, San Francisco, CA 94122 and Rubicon Mortgage Fund, LLC, a California limited liability company as to an undivided 350,000/1,000,000 interest (who will be called “Lender”). I understand that the Lender may transfer this Note, upon five (5) days prior written notice.  The Lender or anyone else who takes this Note by transfer and who is entitled to receive payments under this Note will be called the “Note Holder(s).”

2.     INTEREST

I will pay interest at a yearly rate as described in paragraph 3 below.

Interest commences on the day funds are placed in escrow, and, if paragraph 3 reflects more than one interest rate during the loan term, the rate will change on the date which is one (1) calendar month before each Payment Start Date.

Interest will be charged on unpaid principal until the full amount of principal has been paid.

I also agree to pay interest at the rate described in paragraph 3 below on the prepaid finance charges which are a part of the principal.

3.     PAYMENTS

My payments are   ☑ Interest Only    ☐ Fully Amortized      ☐ Other
I will make my payments each month as follows:

Number of Payments	Payment Start Dates	Interest Rates	Payment Amounts
11	Monthly beginning September 1, 2012	11.00%	**$9,166.67
1	August 1, 2013	11.00%	$1,009166.67

** You have paid five (5) months prepaid interest ($45,833.35) to the lender for the period of 09/01/12 until 01/31/2013.  Your first payment will be due on February 1, 2013 as indicated below.

I will make these payments until I have paid all of the principal and interest and any other charges that I may owe under this Note.  If on 08/01/2013 (the Due Date) I still owe amounts under this Note (balloon balance), I will pay all those amounts, in full, on that date.

Beginning on February 1, 2013, I will make my payments payable to:

Suncrest Homes 30, LLC:$3,208.34
Rubicon Mortgage Fund, LLC:$3,208.33
Pacific BVL, Corp:$2,750.00

AND - I will send my three (3) individual checks c/o Rubicon Capital Partners, Inc., 3575 Mt. Diablo Blvd., Suite 215, Lafayette, CA 94549, or at a different place if I am first notified in writing by the Note Holder.

4.     BORROWER’S FAILURE TO PAY AS REQUIRED

(A) Late Charge For Overdue Payments.  If I do not pay the full amount of each monthly payment by the end of 10 calendar days after the date it is due, I will pay a late charge to the Note Holder. The amount of the charge will be 10.000% of my overdue payment or U.S. $100.00, whichever is more. I will pay this late charge only once on any late payment.

In the event a balloon payment is delinquent more than 10 days after the date it is due, I agree to pay a late charge in an amount equal to the maximum late charge that could have been assessed with respect to the largest single monthly installment previously due, other than the balloon payment, multiplied by the sum of one plus the number of months occurring since the late payment charge began to accrue.

(B) Default.  If I do not pay the full amount of each monthly payment due under this Note by the date stated in paragraph 3 above, I will be in default, and the Note Holder may demand that I pay immediately all amounts that I owe under this Note.

Even if, at a time when I am in default, the Note Holder does not require me to pay immediately in full as described above, the Note Holder will still have the right to do so if I am in default at a later time.  In the event of a default under the terms of this Note, then any unpaid principal balance of the loan at the time of default should bear interest at the rate of Eighteen (18) percent per annum (the “Default Rate”), automatically and without notice, from the time of default, until this Note has been paid in full, or until the specific default has been cured.  If I do not pay the full amount of the outstanding balance of the loan at maturity (the “Balloon Balance” referenced in Paragraph 3 above), the Default Rate will automatically apply to all interest accrued thereafter without demand by the Note holder.

I further agree that the increase in the rate of interest payable under this Note to the Default Rate represents a fair and reasonable estimate, taking into account all circumstances existing on the date of this Note, or the additional cost and expense Note Holder will incur by reason of my delinquent payment and additional compensation Note Holder is entitled to receive for the increased risk of nonpayment associated with a delinquent loan.

(C) Attorney fees and costs.  In the event of any breach or dispute regarding this Secured Promissory Note or to enforce any provision of this Secured Promissory Note in the prevailing party in any such action, including any lawsuit, arbitration, etc., shall be entitled to recover from the other party it’s reasonable attorneys fees and costs incurred regarding any such dispute or breach, including all fees and costs incurred through Judgment, if any, as well as any attorneys fees and costs incurred in any appeals and any efforts to collect on such Judgment.  In addition to the reasonable attorneys fees and costs set forth above, the prevailing party shall also be entitled to its pre-judgment and post-judgment interest through collection.  The “prevailing party” will be determined by the court, arbitrator or trier of fact before whom the action was brought based upon an assessment of which party’s major arguments or positions taken in the suit or proceeding could fairly be said to have prevailed over the other party’s major arguments or positions on major disputed issues in the Court’s/arbitrator’s/trier of fact’s decision.

5.     BORROWER’S PAYMENTS BEFORE THEY ARE DUE - PREPAYMENT PENALTIES

I have the right to make payments of principal at any time before they are due. A payment of principal only is known as “prepayment.” If I pay all or part of the loan principal before it is due, whether such payment is made voluntarily or involuntarily, I agree to pay a prepayment penalty computed as follows: Other -Five (5) months interest ($45,833.35) is guaranteed and is not refundable in the event of an early repayment of this loan.   Borrower may make partial payments of principal at its discretion and without penalty at any time during the term hereof.  Borrower may fully prepay this loan without any penalty at any time subsequent to February 1, 2013.

6.     BORROWER’S WAIVERS

I waive my rights to require the Note Holder to do certain things. Those things are: (a) to demand payment of amounts due (known as “presentment”); (b) to give notice that amounts due have not been paid (known as “notice of dishonor”); (c) to obtain an official certification of nonpayment (known as “protest”). Anyone else who agrees to keep the promises made in this Note, or who agrees to make payments to the Note Holder if I fail to keep my promises under this Note, or who signs this Note to transfer it to someone else, also waives these rights. These persons are known as “guarantors, sureties and endorsers.”

7.     RESPONSIBILITIES OF PERSONS UNDER THIS NOTE

If more than one person signs this Note, each of us is fully and personally obligated to keep all of the promises made in this Note, including the promise to pay the full amount owed. Any person who is a guarantor, surety, or endorser of this Note is also obligated to do these things. Any person who takes over these obligations, including the obligations of the guarantor, surety, or endorser of this Note, is also obligated to keep all of the promises made in this Note. The Note Holder may enforce its rights under this Note against each person individually or against all of us together. This means that anyone of us may be required to pay all of the amounts owed under this Note.

8.     THIS NOTE IS SECURED BY A DEED OF TRUST

In addition to the protection given to the Note Holder under this Note, a Deed of Trust (the “Security Instrument”) with a Due-on-Transfer Clause dated the same date of this Note, protects the Note Holder from possible losses which might result if I do not keep the promises which I make in the Note. That Security Instrument describes how and under what conditions I may be required to make immediate payment in full of all amounts that I owe under this Note.

Some of those conditions are described as follows:

“Lender’s Right to Require The Loan to be Paid Off Immediately. If the borrower shall sell, enter into a contract of sale, lease for a term of more than 6-years (including options to renew), lease with an option to purchase for any term, or transfer all or any part of the Property or an interest therein, excluding (a) the creation of a lien or encumbrance subordinate to this Deed of Trust, (b) or a transfer by devise, descent, or by operation of law upon the death of a joint tenant, the Lender may, at its option declare the Note and any other obligations secured by this Deed of Trust, together with accrued interest thereon, immediately due and payable, in full. No waiver of the Lender’s right to accelerate shall be effective unless it is in writing.”

Altair Nanotechnologies Inc., a Delaware corporation			Altairnano, Inc., a Nevada Corporation

	/s/ Alexander Lee	8/8/12		/s/ Alexander Lee	8/8/12
Borrower	By: Alexander Lee Its: Interim Chief Executive Officer	Date	Borrower	By: Alexander Lee Its: Interim Chief Executive Officer	Date

Altair Nanotechnologies Inc., a Delaware corporation			Altairnano, Inc., a Nevada Corporation

	/s/ Stephen B. Huang	8/8/12		/s/ Stephen B. Huang	8/8/12
Borrower	By: Stephen B. Huang Its: Chief Financial Officer	Date	Borrower	By: Stephen B. Huang Its: Chief Financial Officer	Date

ASSIGNMENT OF NOTE
SECURED BY A DEED OF TRUST

Date: _____________________________________________________

FOR VALUE RECEIVED, the undersigned hereby grants, assigns and transfers to:

all beneficial interest under the within Note, without recourse, and Deed of Trust securing same

DO NOT DESTROY THIS NOTE: When paid it must be surrendered to the Trustee, together with the Deed of Trust securing same for cancellation, before reconveyance will be made.